Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	(Form S-3 No. 333-187034) of MRC Global Inc.
•	(Form S-8 No. 333-180777) pertaining to the MCJ Holding Corporation 2007 Stock Option Plan and MRC Global Inc. 2011 Omnibus Incentive Plan
•	(Form S-3 No. 333-206456) of MRC Global Inc.
•	(Form S-8 No. 333-206455) pertaining to the MRC Global Inc. 2011 Omnibus Incentive Plan, as amended, and related prospectus of our reports dated February 16, 2018, with respect to the consolidated financial statements of MRC Global Inc., and the effectiveness of internal control over financial reporting of MRC Global Inc., included in this Annual Report (Form 10-K) of MRC Global Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas

February 16, 2018